UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 21, 2012
(Date of earliest event reported: June 21, 2012)

Revlon, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000
(Registrant’s telephone number, including area code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Revlon, Inc. (the “Company”) disclosed in its Quarterly Report on Form 10-Q for the three months ended March 31, 2012 various purported class actions filed in connection with the Company’s voluntary exchange offer consummated in October 2009 (the “Exchange Offer”).  The purported class actions are currently pending in the Court of Chancery of the State of Delaware, the Supreme Court of the State of New York, New York County and the U.S. District Court for the District of Delaware and are brought against the Company, the Company’s then directors and MacAndrews & Forbes Holdings Inc. (collectively, the “Defendants”).  A more detailed description of the pending lawsuits is included in Part II, Item 1, “Legal Proceedings” of the Company’s Form 10-Q filed for the quarterly period ended March 31, 2012.

Although the Defendants continue to dispute the allegations in the pending actions and believe them to be without merit, on June 21, 2012, without admitting any liability, the Defendants entered into a binding Memorandum of Understanding with Fidelity Management & Research Company (“FMR Co.”) and its investment advisory affiliates, all of which are direct or indirect subsidiaries of FMR LLC (collectively, “Fidelity”), which through various funds and management agreements controlled the  largest block of shares to participate in the Exchange Offer, to settle potential claims Fidelity could have as a potential member of the classes that plaintiffs seek to certify in the pending actions.

Fidelity executed the Memorandum of Understanding on behalf of 6,111,879 shares (the “Fidelity Controlled Shares”) out of the 6,933,526 shares (the “Fidelity Shares”) of the Company’s Class A Common Stock that Fidelity exchanged in the Exchange Offer, and the Memorandum of Understanding permits the remaining 821,647 shares to participate in the settlement on or before a specified date.  As part of the settlement, Fidelity has agreed, among other things, to a cash payment of $19.9 million in exchange for opting out with respect to the Fidelity Controlled Shares of any purported class action related to the Exchange Offer and a release of all related potential claims.  If any or all of the parties controlling the accounts holding the remaining 821,647 Fidelity Shares agree to participate in the settlement, Defendants will make an additional payment to Fidelity pro rata with the payment for the Fidelity Controlled Shares.  The terms of the settlement thus call for a total payment to Fidelity of up to $22.5 million (the “Final Fidelity Settlement Amount”) by the Defendants, which amount will be paid from insurance proceeds.  The Company has recorded a charge and corresponding income from insurance proceeds related to the Final Fidelity Settlement Amount resulting in no impact to the Company’s Statement of Income for the period.

The Defendants have also agreed with Fidelity that, in the event a settlement is reached with the purported class plaintiffs, or an award of damages is issued following a trial in any of the pending actions, and that settlement amount or damage award exceeds the Fidelity settlement on a per share basis, Fidelity would receive additional consideration subject to certain parameters.  The Company has recorded an additional charge of $6.7 million with respect to the Company’s estimated costs of resolving the pending litigations with the purported class plaintiffs, including the Company’s estimate of any additional payment by it to Fidelity.  There can be no assurance as to the amount, if any, of additional insurance proceeds that the Company may receive in connection with its defense or resolution of the pending actions.  In any event, at least $5 million of future payments by the Defendants relating to these matters, including expenses, will not be covered by insurance.

The Fidelity Settlement has no effect on the pending actions other than to eliminate Fidelity from any future certified class.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

	By:	/s/ Lauren Goldberg
Lauren Goldberg
Executive Vice President and General Counsel

Date: June 21, 2012